UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2010

8540 Gander Creek Drive

Miamisburg, Ohio 45342

877.855.7243

Commission File Number	Registrant	IRS Employer Identification Number	State of Incorporation
001-32956	NEWPAGE HOLDING CORPORATION	05-0616158	Delaware
333-125952	NEWPAGE CORPORATION	05-0616156	Delaware

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2010, the compensation committee approved performance objectives to be used under the company’s existing long-term incentive plan, or LTIP. The purpose of the LTIP is to help attract and retain individuals of outstanding ability to serve in key executive positions with the company and its subsidiaries. The plan is designed to help motivate participants to maintain a long-term outlook by providing cash incentives through the granting of awards that vest over multiple years. The LTIP and the individual award agreements under the LTIP provide for a service award and a performance award. The service award is time-based and payable if the participant remains as an employee through December 31, 2012. The performance award is payable if the participant remains as an employee through December 31, 2012, and if the company achieves annual performance goals established each year by the compensation committee during the three years ending December 31, 2012. The participant will receive a pro rata share of the total award if, prior to December 31, 2012, the participant’s employment is terminated by us without cause or by the participant for good reason, each as defined in the LTIP. The participant will receive the entire award if, prior to December 31, 2012, a change in control occurs, as defined in the LTIP.

For 2010, the compensation committee established performance objectives consisting of a combination of Core Share Growth (one-third weighting), Cost Advantage per Ton (one-third) and Asset Monetization (one-third). Core Share Growth is defined as an increase in our share of sales of coated paper in the U.S. and Canada. Cost Advantage per Ton is defined as the cash cost per ton of paper compared to similar competitors in the U.S. and Canada. Asset Monetization is defined as the receipt of proceeds from the sale of non-strategic assets.

The following table sets forth information concerning the target awards for our named executive officers at the end of 2009.

Name	Time- based	Performance- based

Mark A. Suwyn	$—	$—

David J. Prystash	1,500,000	1,000,000

George F. Martin	1,080,000	720,000

Michael L. Marziale	1,080,000	720,000

Daniel A. Clark	1,080,000	720,000

Richard D. Willett, Jr.	—	—

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPAGE HOLDING CORPORATION		NEWPAGE CORPORATION

By:	/s/ Douglas K. Cooper	By:	/s/ Douglas K. Cooper
Douglas K. Cooper		Douglas K. Cooper
Vice President, General Counsel and		Vice President, General Counsel and
Secretary		Secretary
Date: May 11, 2010		Date: May 11, 2010